

2012

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

A Message to Our Stockholders

Dear Shareholders,

Continued solid progress toward a fortress balance sheet. For the quarter, loan interest income and securities interest income increased as compared to the First Quarter of 2011 with total interest income being up over $1 million from 2011. Interest expense decreased by $182,000 so that net interest income increased by $1,365,000 from the First Quarter of 2011. After a provision for loan loss of $1,200,000 in the First Quarter of 2012, the net income for the quarter totaled $3,051,000 as compared to $2,396,000 for the First Quarter of 2011. With earnings per share for the quarter of $0.41, the book value of your First Guaranty Bancshares, Inc. stock increased to $13.56 per share as compared to $12.66 per share as of March 31, 2011.

In 2012, we are focusing our operating efforts on increasing core earnings. We define core earnings as net income excluding gains from the sale of investment securities. For the First Quarter, actual core earnings were $2,570,697. This exceeded First Quarter budgeted core earnings by 94,000. As noted above, net interest income increased by $1,365,000 over the First Quarter of 2011. Tier One Capital as of March 31, 2012 was $119,157,000 which represented an increase of $1,629,000 from December 31, 2011.

With these solid first quarter results, First Guaranty is beginning to reap the rewards for our strategy to clean up our assets in 2011. In addition to the strengthened balance sheet and book value per share, our shareholders have received the benefit of the increased dividend income resulting from the 10% stock dividend declared in February 2012.

Going forward, we look forward to continued solid growth and strengthening of First Guaranty Bancshares, Inc.

Thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support. If you have any questions about our financial position or any of the information presented in this report, please contact me directly at (985) 375-0350.

Sincerely,

Alton B. Lewis
Chief Executive Officer
First Guaranty Bancshares, Inc.

Statements of Condition

(in thousands, except share data)

	March 31, 2012 *(unaudited)*	March 31, 2011
Assets		
Cash and cash equivalents:		
Cash and due from banks	$47,244	$34,797
Interest-earning demand deposits with banks	25	14
Federal funds sold	7,327	20,355
Cash and cash equivalents	54,596	55,166
Investment securities:		
Available for sale, at fair value	598,997	323,879
Held to maturity, at cost (estimated fair value of $92,537 and $187,928, respectively)	92,448	193,783
Investment securities	691,445	517,662
Federal Home Loan Bank stock, at cost	1,798	812
Loans held for sale	55	168
Loans, net of unearned income	577,233	569,447
Less: allowance for loan losses	9,952	8,229
Net loans	567,281	561,218
Premises and equipment, net	19,850	16,329
Goodwill	1,999	1,999
Intangible assets, net	2,712	1,705
Other real estate, net	5,009	766
Accrued interest receivable	8,259	7,773
Other assets	5,915	7,880
Total Assets	$1,358,919	$1,171,478
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$180,506	$142,674
Interest-bearing demand	304,300	193,628
Savings	59,233	49,395
Time	668,521	667,815
Total deposits	1,212,560	1,053,512
Short-term borrowings	12,382	13,408
Accrued interest payable	3,861	4,268
Long-term borrowings	3,050	-
Other liabilities	2,258	1,863
Total Liabilities	1,234,111	1,073,051
Stockholders' Equity		
Preferred stock:		
Series A - $1,000 par value - authorized 5, 000 shares; issued and outstanding 0 and 2,069.9 shares, respectively	-	19,915
Series B - $1,000 par value - authorized 5, 000 shares; issued and outstanding 0 and 103 shares, respectively	-	1,111
Series C - $1,000 par value - authorized 39, 435 shares; issued and outstanding 39,435 and 0 shares, respectively	39,435	-
Common stock:*		
$1 par value - authorized 100,600,000 shares; issued 6,294,227 and 6,115,608 shares, respectively	6,294	6,116
Surplus	39,387	36,240
Treasury stock, at cost, 600 and 0 shares, respectively	(11)	-
Retained earnings	38,571	36,040
Accumulated other comprehensive income (loss)	1,132	(995)
Total Stockholders' Equity	124,808	98,427
Total Liabilities and Stockholders' Equity	$1,358,919	$1,171,478

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Periods Ended March 31, 2012	2011
	(unaudited)	
Interest Income:		
Loans (including fees)	$8,772	$8,461
Loans held for sale	1	1
Deposits with other banks	15	10
Securities (including FHLB stock)	5,630	4,762
Federal funds sold	4	5
Total Interest Income	14,422	13,239
Interest Expense:		
Demand deposits	343	227
Savings deposits	13	11
Time deposits	3,173	3,506
Borrowings	39	6
Total Interest Expense	3,568	3,750
Net Interest Income	10,854	9,489
Provision for loan losses	1,200	464
Net Interest Income after Provision for Loan Losses	9,654	9,025
Noninterest Income:		
Service charges, commissions and fees	1,188	1,010
Net gains on securities	728	41
Loss on securities impairment	-	(97)
Net gains on sale of loans	(30)	48
Other	373	287
Total Noninterest Income	2,259	1,289
Noninterest Expense:		
Salaries and employee benefits	3,371	3,035
Occupancy and equipment expense	920	813
Other	2,959	2,786
Total Noninterest Expense	7,250	6,634
Income Before Income Taxes	4,663	3,680
Provision for income taxes	1,612	1,284
Net Income	3,051	2,396
Preferred stock dividends	(484)	(333)
Income Available to Common Shareholders	$2,567	$2,063
Per Common Share:*		
Earnings	$0.41	$0.34
Cash dividends paid	$0.16	$0.15
Book Value	$13.56	$12.66
Average Common Shares Outstanding*	6,294,194	6,115,608
Return on Average Assets	0.90%	0.83%
Return on Average Common Equity	13.76%	12.36%

*2011 share amounts have been restated to reflect the ten percent stock dividend paid February 24, 2012 to stockholders of record as of February 17, 2012.

Banking Center Locations

Full-Service Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
  Banking Center
Greensburg Banking Center
Hammond Banking Centers:
  First Guaranty Square
  Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center
Kentwood West Banking Center
Montpelier Banking Center
Ponchatoula Banking Centers:
  Ponchatoula
  Berryland
Walker Banking Center
Watson Banking Center

North Louisiana

Benton Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

Service24 ATM Locations

North Louisiana

Benton
  189 Burt Boulevard
Dubach
  117 East Hico Street
Haynesville
  10065 Highway 79
Homer
  401 North 2nd Street
  Homer Memorial Hospital
Oil City
  126 South Highway 1
Vivian
  102 East Louisiana Ave.

Service24 ATM Locations

South Louisiana

Abbeville
  799 West Summers Drive
Amite
  100 East Oak Street
  1014 West Oak Street
Denham Springs
  2231 South Range Avenue
Hammond
  1201 West University Avenue
  2111West Thomas Street
  400 East Thomas Street
  North Oaks Medical Center
  North Oaks Rehabilitation Center
Greensburg
  6151 Highway 10
Independence
  455 West Railroad Ave.
Jennings
  500 North Cary
Kentwood
  723 Avenue G
Livingston
  17199 Spring Ranch Road
  (Livingston Parish Medical Ctr.)
Loranger
  19518 Hwy 40
Montpilier
  35651 Highway 16
Ponchatoula
  105 Berryland
  195 North 6th Street
Robert
  22628 Highway 190
Walker
  29815 Walker Rd. S
Watson
  33818 Highway 16

FIRST GUARANTY BANCSHARES, INC.
Committed To Customer Satisfaction

FDIC

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009

PRESORTED
FIRST-CLASS MAIL
U.S. POSTAGE PAID
BATON ROUGE, LA
PERMIT NO. 984